Artisan Partners Asset Management Inc. Reports November 2024 Assets Under Management
Milwaukee, WI - December 10, 2024 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of November 30, 2024 totaled $166.8 billion. Artisan Funds and Artisan Global Funds accounted for $80.5 billion of total firm AUM, while separate accounts and other AUM1 accounted for $86.3 billion. In November, certain Artisan Funds made their annual income and capital gains distributions. November month-end AUM includes the impact of approximately $314 million of Artisan Funds distributions not reinvested.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of November 30, 2024 - ($ Millions)
Growth Team
Global Opportunities	$21,296
Global Discovery	1,872
U.S. Mid-Cap Growth	13,769
U.S. Small-Cap Growth	3,359
Global Equity Team
Global Equity	358
Non-U.S. Growth	12,953
China Post-Venture	174
U.S. Value Team
Value Equity	5,168
U.S. Mid-Cap Value	2,866
Value Income	17
International Value Team
International Value	45,253
International Explorer	386
Global Value Team
Global Value	29,430
Select Equity	343
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,541
Credit Team
High Income	11,552
Credit Opportunities	273
Floating Rate	72
Developing World Team
Developing World	4,246
Antero Peak Group
Antero Peak	2,231
Antero Peak Hedge	241
International Small-Mid Team
Non-U.S. Small-Mid Growth	7,104
EMsights Capital Group
Global Unconstrained	681
Emerging Markets Debt Opportunities	983
Emerging Markets Local Opportunities	653

Total Firm Assets Under Management ("AUM")	$166,821
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $99.4 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.